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NEWPARK RESOURCES COMPLETES PRIVATE DEBT OFFERING

METAIRIE, LA, December 17, 1997...Newpark Resources, Inc. (NYSE:NR) today announced that it has completed the sale of $125 million of aggregate principal amount of 8 5/8% Senior Subordinated Notes due 2007.

The offering was made by means of an offering memorandum to institutional investors pursuant to Rule 144A and other provisions of the Securities Act of 1933. Proceeds from the offering will be used to repay all of the Company's outstanding bank indebtedness, to fund capital expenditures, and for general corporate purposes, including working capital.

The Senior Subordinated Notes issued by Newpark Resources Inc. have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements.

Newpark Resources, Inc. provides integrated fluids management, environmental and oilfield services to the oil and gas exploration and production industry.


For further information contact:

        Company                              New York
        -------                              --------

   Matthew W. Hardey                         Ron Hengen
   Vice President of Finance and CFO         R.F. Hengen, Inc.
   Newpark Resources, Inc.                   253 Southgate Road
   3850 N. Causeway, Suite 1770              Murray Hills, New Jersey  07901
   Metairie, Louisiana 70002                 (908) 508-9000
   (504) 838-8222